EXHIBIT 4.14

NanoSignal Corp.
--------------------------------------------------------------------------------
3960 Howard Hughes Parkway
Suite 560
Las Vegas, NV 89109

                                                               February 17, 2004


Re:      S-8 Payment under terms of Written
         Contract - Director and President

Dear Dr. Perrin:

This shall confirm our agreement to issue to you S-8 shares under the terms of your written employment contract with the Company for all accrued compensation due you through this date for 2003 services..

The compensation due is equivalent to FOUR HUNDRED THOUSAND (400,000) shares of common stock to be issued to


                                Dr. Rupert Perrin

Please confirm your acceptance of these terms below as indicated. Your telefax copy should be sent to us with the original signed copy delivered to our corporate offices at your earliest convenience.


Very truly yours,

ANNALIE GALICIA

By: /s/ Annalie Galacia
    Annalie Galicia, Secretary-Treasurer

AG:jd


Accepted and Agreed to

DR. RUPERT PERRIN

By: /s/ Dr. Rupert Perrin                  Dated: February 17,  2004
    Dr. Rupert Perrin